Exhibit (a)(iv)

FORM OF ARTICLES SUPPLEMENTARY
TO
ARTICLES OF INCORPORATION
OF
LEUTHOLD FUNDS, INC.

        Pursuant to Section 2-208 of the Maryland General Corporation Law (the “MGCL”), Leuthold Funds, Inc., a Maryland corporation (the “Company”), hereby certifies to the Department of Assessments and Taxation of the State of Maryland (the “Department”) that:

        FIRST: The Company is registered as an open-end investment company under the Investment Company Act of 1940, as amended.

        SECOND: Pursuant to Section 2-105(a)(9) of the MGCL and Article IV of the Company’s Articles of Incorporation, the Board of Directors of the Company duly adopted resolutions (a) classifying and designating Two Hundred Fifty Million (250,000,000) unissued shares of Common Stock of the Company, par value $.0001 per share, as “Class AI Common Stock” (the “Leuthold Core Investment Fund Institutional Shares” or such other name designated by the Company’s Board of Directors) and (b) authorizing and directing the filing of these Articles Supplementary for record with the Department.

        THIRD: The Class AI Common Stock of the Company created by the resolutions duly adopted by the Board of Directors of the Company shall represent an interest in the same assets as the Class A Common Stock of the Company, and shall have the same preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as, and be identical in all material respects to, the Class A Common Stock, as set forth in Article IV of the Company’s Articles of Incorporation, except that, as the Board of Directors may from time to time establish in accordance with applicable laws, certain expenses specific to the Class A Common Stock or Class AI Common Stock may be borne solely by the Class to which such expenses are attributable.

        FOURTH: The terms of the Class A, Class B and Class C shares of Common Stock, including, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, are as provided in Article IV of the Company’s Articles of Incorporation and remain unchanged by these Articles Supplementary.

        FIFTH: These Articles Supplementary shall become effective as of the time they are accepted by the Department for record.

        IN WITNESS WHEREOF, the undersigned officer of the Company who executed the foregoing Articles Supplementary thereby acknowledges the same to be his act and further acknowledges that, to the best of his knowledge, information and belief, the matters set forth herein are true in all material respects under the penalties of perjury.

        Dated this _______ day of November, 2005.

LEUTHOLD FUNDS, INC.
By:______________________________________
Steven C. Leuthold, President
Attest:____________________________________
David R. Cragg, Secretary